UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 22, 2006

SAFEWAY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-00041	94-3019135
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of principal executive offices)	(Zip Code)

(925) 467-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 22, 2006, the Executive Compensation Committee of the Safeway Inc. Board of Directors (the “Committee”) adopted the Blackhawk Marketing Services, Inc. 2006 Restricted Stock Plan for Eligible Employees of Safeway Inc. (the “Restricted Stock Plan”) and approved a form of Restricted Stock Award Grant Notice and Restricted Stock Agreement (the “Award Agreement”). The purpose of the Restricted Stock Plan is to provide an additional incentive for employees of Safeway Inc. (“Safeway”) and its subsidiaries to further the growth, development and financial success of Blackhawk Marketing Services, Inc., a subsidiary of Safeway (“Blackhawk”), for the benefit of Safeway and its shareholders. Under the Restricted Stock Plan, the Committee is authorized to award certain eligible employees of Safeway and its subsidiaries shares of restricted common stock in Blackhawk on the terms and conditions set forth in the Plan and the Award Agreement. The Restricted Stock Plan and the Award Agreement provide, among other things, that (a) the Committee shall administer the Restricted Stock Plan, (b) a total of 2.5 million shares of Blackhawk common stock are reserved for grant under the Restricted Stock Plan, (c) any shares of restricted stock granted under the Restricted Stock Plan shall have a purchase price at or above the par value of common stock of Blackhawk ($.001 per share) and (d) the restricted stock is generally nontransferable, subject to certain limited circumstances set forth the Restricted Stock Plan. The number of shares of restricted stock awarded to any participant, the purchase price of the restricted stock and the vesting schedule of any particular award will be established by the Committee and set forth in an individual’s Award Agreement.

A copy of the Restricted Stock Plan and the Award Agreement are attached hereto as Exhibits 10.1 and 10.2.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1	Blackhawk Marketing Services, Inc. 2006 Restricted Stock Plan for Eligible Employees of Safeway Inc.

10.2	Form of Restricted Stock Award Grant Notice and Restricted Stock Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFEWAY INC.
(Registrant)

Date: February 27, 2006	By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Senior Vice President, Secretary & General Counsel

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EXHIBIT INDEX

Exhibit No.
10.1	Blackhawk Marketing Services, Inc. 2006 Restricted Stock Plan for Eligible Employees of Safeway Inc.

10.2	Form of Restricted Stock Award Grant Notice and Restricted Stock Agreement

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